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                                                                  EXHIBIT 99.5


                             1995 STOCK OPTION PLAN
                                       OF
                          DATRON SYSTEMS INCORPORATED,
                       (AS AMENDED THROUGH AUGUST 9, 1999)


1.       PURPOSES OF THE PLAN

         The purposes of the 1995 Stock Option Plan, as amended, (the "Plan") of Datron Systems Incorporated (the "Company") are to:

         A. Encourage selected employees and directors to improve operations and increase profits of the Company;

         B. Encourage selected employees and directors to accept or continue employment or association with the Company or its Affiliates; and

         C. Increase the interest of selected employees in the Company's welfare through their participation in the growth in value of the common stock, $0.01 par value, of the Company ("Common Stock").

         To accomplish the foregoing objectives, this Plan provides a means whereby employees and directors may receive options to purchase Common Stock, as well as Stock Appreciation Rights ("SARs"). Options granted under this Plan ("Options") will be either nonqualified options ("NQOS") subject to federal income taxation upon exercise or incentive stock options ("ISOs") not subject to immediate federal income taxation upon exercise.

2.       ELIGIBLE PERSONS

         Every person who at the date of grant is an employee of the Company or of any Affiliate of the Company or a director of the Company is eligible to receive NQOs, ISOs and SARs under this Plan, provided, however,

         A. that nonemployee directors are ineligible to receive ISOs at any time;

         B. that an ISO may not be granted under this Plan to any person who owns, directly or indirectly, stock of the Company constituting more than ten percent of the total combined voting power of all classes of outstanding stock of the Company or of any Affiliate of the Company, unless the exercise price of the ISO at the time the Option is


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granted is at least 110 percent of the fair market value of the stock subject to the Option, and the Option is exercisable for no more than five years after the date of grant, as set forth in Section 6.2.

         The term "Affiliate," as used in this Plan, means a parent or subsidiary corporation, as defined in the applicable provisions (currently
Section 424) of the Internal Revenue Code of 1986, as amended (the "Code"). The term "employee" shall have the meaning ascribed for purposes of Section 3401(c) of the Code and the Treasury Regulations promulgated thereunder and shall include an officer or a director who is also an employee.

3.       STOCK SUBJECT TO THIS PLAN

         Subject to the provisions of Section 6.1.1 of the Plan, the total number of shares of stock that may be (i) issued upon the exercise of Options and (ii) covered by options canceled or surrendered upon the exercise of SARs is 406,700 shares of Common Stock. The shares covered by the portions of any grants under this Plan or the 1985 Stock Option Plan that are canceled or expire unexercised shall become available again for grants under this Plan. The number of shares reserved for purchase under this Plan or covered by options that may be canceled or surrendered upon the exercise of SARs is subject to adjustment in accordance with the provisions for adjustment in this Plan.

4.       ADMINISTRATION

         A. This Plan shall be administered by the Board of Directors of the Company (the "Board") or, either in its entirety or insofar as it relates to persons subject to Section 16 of the Exchange Act ("Section 16"), by a committee (the "Committee") comprised of disinterested members as described in Section 4(b) (in either case, the "Administrator").

         B. The Committee shall consist of two or more Board members, each of whom shall be a "disinterested person" as defined in Rule 16b-3(c)(2)(i) under the Exchange Act.

         C. Subject to the provisions of this Plan, the Administrator shall have the authority to select the persons to receive Options or SARs under this Plan, to fix the number of shares that each optionee may purchase or that are subject to a SAR, to set the terms and conditions of each Option (including whether each Option should be a NQO or an ISO) and SAR, and to determine all other matters relating to this Plan. No member of the Administrator shall be liable for any act or omission on such member's own part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member's own gross negligence or willful misconduct. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such


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determinations shall be final and binding on all persons. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

         D. It is intended that this Plan shall be administered in accordance with the disinterested administration requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b 3"), or any successor rule thereto. With respect to persons subject to Section 16, if any, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Notwithstanding the above, it shall be the responsibility of such persons, not of the Company or the Administrator, to comply with the requirements of Section 16; and neither the Company nor the Administrator shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any such person incurs any liability under Section 16.

5.       GRANTING OF RIGHTS

         5.1 TEN YEAR LIMITATION. No Options or SARs shall be granted under this Plan after ten years from the date of adoption of this Plan by the Board of Directors.

         5.2 WRITTEN AGREEMENT; EFFECT. Each Option or SAR shall be evidenced by a written agreement in the form satisfactory to the Company, executed by the Company and the person to whom such Option or SAR is granted. If the agreement relates to an Option (an "Option Agreement"), it shall specify whether each Option it evidences is a NQO or an ISO or SAR. Failure of the grantee to execute an agreement shall not void or invalidate the grant of an Option; SARs may be included in the Option Agreement or may be evidenced by a separate written agreement satisfactory to the Company, executed by the Company and the person to whom such SAR is granted; the Option or SAR may not be exercised, however, until the agreement is executed.

         5.3 ADVANCE APPROVALS. Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options or SARs under this Plan to persons who are expected to become employees or directors of the Company, but are not employees or directors at the date of approval. In such cases, the Option or SAR shall be deemed granted (and the exercise price determined with reference to the fair market value of the underlying stock), without further approval, on the date the grantee becomes an employee or director and must satisfy all requirements of this Plan for Options or SARs granted on that date.


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6.       TERMS AND CONDITIONS OF OPTIONS

         Each Option shall be designated as an ISO or a NQO and shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in
Section 6.3. ISOs shall also be subject to the terms and conditions set forth in
Section 6.3, but not those set forth in Section 6.2.

         6.1 TERMS AND CONDITIONS TO WHICH ALL OPTIONS ARE SUBJECT. All Options shall be subject to the following terms and conditions:

                  6.1.1    CHANGES IN CAPITAL STRUCTURE. Subject to Sections
6.1.2 and 6.1.3, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in (A) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (B) the exercise price of each outstanding Option; provided, however, that the company shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be determined by the Administrator in its sole discretion, which determination shall be final and binding on all persons.

                  6.1.2 CORPORATE TRANSACTIONS. Subject to Section 6.1.3, new option rights may be substituted for the Options granted under this Plan, or the Company's obligations as to Options outstanding under this Plan may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved and which the Administrator determines, in its absolute discretion, would materially alter the structure of the Company or its ownership. Such assumption or substitution shall be done in such manner that the then outstanding Options which are ISOs will continue to be "incentive stock options" within the meaning of Section 422 of the Code to the full extent permitted thereby. Notwithstanding the foregoing or the provisions of Section 6.1.1, if such employer corporation, or parent or subsidiary of such employer corporation, does not substitute new option rights for, and substantially equivalent to, the Options granted hereunder, or assume the Options granted hereunder, or if there is no employer corporation, the Administrator may upon 10 days' prior written notice to optionees in its absolute discretion (i) shorten the period during which options are exercisable (provided they remain exercisable, to the extent otherwise exercisable, for at least 10 days after the date the notice is given); or (ii) subject to Rule 16b-3 in the case of optionees subject to Section 16, cancel options upon payment to the optionee in cash, with respect to each option to the extent then exercisable, of an amount which, in the absolute discretion of the


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Administrator, is determined to be equivalent to any excess of (y) the fair market value (at the effective time of the dissolution, liquidation, merger, reorganization, sale or other event) of the consideration that the optionee would have received if the option had been exercised before the effective time, over (z) the exercise price of the option; provided, however, if there is a successor corporation and replacement options are not granted by the successor corporation, all outstanding Options shall become exercisable prior to the consummation of the transaction such that the optionees shall have not less than ten days to exercise their options and become shareholders of record entitled to participate as shareholders of record in the proposed transaction. The actions described in this Section may be taken without regard to any resulting tax consequences to the optionee.

                  6.1.3 CHANGE OF CONTROL. In the event of a "Change of Control," the Administrator may in its discretion determine that any Options granted under this plan outstanding as of the date such Change of Control is determined to have occurred shall become exercisable for all of the shares of stock subject to such Options effective (a) immediately prior to the transaction constituting a Change of Control (if the Administrator has made, prior to such date, the election to accelerate the vesting of Options pursuant to this Section) or (b) the date that the Administrator determines to permit acceleration of vesting pursuant to this Section (if such determination is made concurrently with or after the transaction constituting a Change of Control). For purposes of this Section 6.1.3, a "Change of Control" shall mean the occurrence of any one of the following: (i) Any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (ii) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving 75% or more of the assets of the Company, or any merger or reorganization of the Company (whether or not another entity is the survivor) or other transaction pursuant to which the holders, as a group, of all the voting power of the entity surviving the transaction prior to the transaction hold, as a group, less than 50% of the voting power of the Company after the transaction.

                  6.1.4 OPTION GRANT DATE. Each Option Agreement shall specify the date as of which it shall be effective (the "Effective Date"). The Effective Date shall be the date as of which the Administrator approves the grant, or, in the case of advance approvals pursuant to Section 5.3, the date the optionee actually becomes an employee of the Company.

                  6.1.5 TIME OF OPTION EXERCISE. Subject to Sections 5.3 and 6.3.5, and except as otherwise provided by the Administrator or in Section 6.1.3, an Option shall be exercisable with respect to 33% of the shares of stock covered by the Option on the first


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anniversary of the Effective Date, with respect to another 33% of the shares of stock subject to the Option on the second anniversary of the Effective Date, and with respect to all shares of stock subject to the Option on the third anniversary of the Effective Date. Subject to the foregoing, Options are exercisable in whole or in part.

                  6.1.6 NONASSIGNABILITY OF OPTION RIGHTS. No Option shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or, if the Option is a NQO, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the life of the optionee, an Option shall be exercisable only by the optionee or the optionee's guardian or legal representative in the event of death or permanent disability of the optionee or, in the case of a NQO, by the optionee's transferee pursuant to a qualified domestic relations order.

                  6.1.7 PAYMENT. Except as provided below, payment in full shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company either (a) in cash or (b) by delivery by the optionee of Common Stock already owned by the optionee for all or part of the aggregate exercise price of the shares as to which the Option is being exercised, provided the value (determined as set forth in Section 6.1.12) of such Common Stock is equal on the date of exercise to the aggregate exercise price of the shares as to which the Option is being exercised; provided, however, that if an optionee has exercised any portion of any Option granted by the Company by delivery of Common Stock, the Optionee may not, within six months following such exercise, exercise any Option by delivery of Common Stock. Proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion, may authorize one or both of the following additional methods of payment:

                           a) Acceptance of the optionee's full recourse promissory note for a portion of the aggregate exercise price of the shares as to which the Option is being exercised, payable on such terms and bearing such interest rate as determined by the Administrator, which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company) provided that at least the aggregate par value of the shares of Common Stock to be issued is received in cash;

                           b) Any other property, so long as such property constitutes valid consideration under applicable law for the shares as to which the Option is being exercised and is surrendered in good form for transfer.


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                  6.1.8    TERMINATION OF EMPLOYMENT. Any Option which has not
vested on or before the date on which an optionee ceases, for any reason and with or without cause, to be an employee or director of the Company or an Affiliate (an "Employment Termination"), shall expire upon such Employment Termination. Option rights granted to an optionee under this Plan that have vested as of such Employment Termination, to the extent such rights have not expired or been exercised, shall terminate (a) three months, in the case of ISOs and for any optionee who immediately prior to the date of Employment Termination is not subject to Section 16, or (b) seven months in the case of NQOs held by an optionee who immediately prior to the date of Employment Termination is subject to Section 16, after such Employment Termination and shall not be exercisable on or after such date. Notwithstanding the foregoing, if Employment Termination is due to the permanent disability (as determined by the Administrator) or death of the optionee, the optionee, or the optionee's personal representative or any other person who acquires the option rights from the optionee by will or the applicable laws of dissent and distribution, may, within 12 months after the date of Employment Termination, exercise the rights to the extent they were exercisable on the date of Employment Termination. The transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence duly authorized by the Company, shall not be deemed an Employment Termination or break in continuous employment.

                  6.1.9 OTHER PROVISIONS. Each Option Agreement may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator (including, without limitation, rights of repurchase), and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an "incentive stock option" within the meaning of Section 422 of the Code.

                  6.1.10 TAX COMPENSATION RIGHTS. In connection with the grant of any Option under this Plan (the "Associated Option"), the Administrator may grant the optionee the right ("Tax Compensation Right") to receive from the Company an amount (the "Tax Compensation Amount") in cash equal to the then existing maximum statutory Federal income tax rate (including any surtax or similar charge or assessment) for corporations multiplied by the amount of ordinary income, if any, realized by the optionee for federal income tax purpose as a result of exercise of the Associated Option. The Tax Compensation Right is subject to any terms and conditions the Administrator may deem appropriate (including without limitation, the condition that such Tax Compensation Right may be exercised only if the optionee is subject to Section 16 at the time the Associated Option is exercised), and may cancel or limit the term or amount of such Tax Compensation Right at any time. The Administrator may also, in its discretion, loan to the optionee an amount equal to the Tax Compensation amount in return for optionee's non-recourse promissory note, payable on such terms and bearing such interest rate as may be determined by the Administrator, which promissory note the Administrator may


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approve (including, without limitation, by a security interest in the shares of the Company).

                  6.1.11 WITHHOLDING AND EMPLOYMENT TAXES. At the time of exercise of an Option or at such other time as the amount of such obligations becomes determinable (the "Tax Date"), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. The Administrator may, in the exercise of the Administrator's sole discretion, permit an optionee to pay some or all of such taxes by means of a promissory note on such terms as the Administrator deems appropriate. If and to the extent authorized by the Administrator in its sole discretion, an optionee may make an election, by means of a form of election to be prescribed by the Administrator,
(i) to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company or (ii) to tender other shares of Common Stock or other securities of the Company owned by the optionee to the Company, at the time the amount of such taxes is determined, to pay the amount of such tax obligations, subject to the following limitations:

                           a) Any election pursuant to clause (i) above by an optionee subject to Section 16 shall either (x) be made at least six months before the Tax Date and shall be irrevocable; or (y) shall be made in (or made earlier to take effect in) any ten-day period beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company and shall be subject to approval by the Administrator. In addition, in the case of (y), the Option shall be held at least six months prior to the Tax Date.

                           b) Any election pursuant to clause (ii) above, where the optionee is tendering Common Stock issued pursuant to the exercise of an Option, shall require that such shares be held at least six months prior to the Tax Date.

         Any of the foregoing limitations may be waived (or additional limitations may be imposed) by the Administrator, in its sole discretion, if the Administrator determines that such foregoing limitations are not required (or that such additional limitations are required) in order that the transaction shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, or any successor rule thereto. In addition, any of the foregoing limitations may be waived by the Administrator, in its sole discretion, if the Administrator determines that Rule 16b-3, or any successor rule thereto, is not applicable to the exercise of the Option by the optionee or for any other reason.

         Any Common Stock or other securities of the Company so withheld or tendered will be valued as of the Tax Date in accordance with Section 6.1.12.


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                  6.1.12   DETERMINATION OF VALUE. For purposes of the Plan, the
fair market value of the common stock covered by an Option shall be determined as follows:

                           a) If the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), its fair market value shall be the closing sales price or the mean between the high bid and low asked prices if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales or bid and asked price quotations for such date, then for the last preceding business day on which there were sales or bid and asked price quotations), as reported in the Wall Street Journal or similar publication.

                           b) If the common stock is regularly quoted by a recognized securities dealer, its fair market value shall be (i) the mean between the closing high bid and low asked quotations for the stock on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices) as quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices then in common use, as reported in the Wall Street Journal or similar publication, or (ii) if not quoted as described in clause (i), the mean between the high bid and low asked quotations for the stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the security on at least five trading days of the 20 trading days preceding the date the value is to be determined; provided, however, that if the stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the fair market value shall be determined in the manner set forth in clause (i) if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in paragraph (a) if actual transactions are reported.

                           c) In the absence of an established market for the common stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company's net worth, prospective earnings power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.


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         6.2      TERMS AND CONDITIONS TO WHICH ONLY NQOS ARE SUBJECT. Options
granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions:

                  6.2.1 EXERCISE PRICE. The exercise price of an NQO shall be set by the Administrator at the time of grant but shall in no event be less than the fair market value (determined as described in Section 6.1.12) of the stock covered by the NQO at the time the NQO is granted.

                  6.2.2 EXPIRATION. Subject to Section 6.1.2, each NQO granted under this Plan shall expire ten years and two days from the date of its grant or such earlier date as may be set by the Administrator on the date of its grant.

         6.3 TERMS AND CONDITIONS TO WHICH ONLY ISOS ARE SUBJECT. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

                  6.3.1 EXERCISE PRICE. The exercise price of an ISO, which shall be approved by the Board of Directors, shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined as described in Section 6.1.12) of the stock covered by the ISO at the time the ISO is granted, except that the exercise price of an ISO granted to any person who owns, directly or indirectly, (or is treated as owning by reason of attribution rules, currently set forth in Code
Section 424) stock of the Company constituting more than ten percent of the total combined voting power of all classes of outstanding stock of the company or of any Affiliate of the Company, shall in no event be less than 110 percent of such fair market value.

                  6.3.2 EXPIRATION. Subject to Section 6.1.2, and unless an earlier expiration date is specified by the Administrator at the time of grant, each ISO granted under this Plan shall expire ten years from the date of its grant, except that an ISO granted to any person who owns, directly or indirectly, (or is treated as owning by reason of applicable attribution rules, currently set forth in Code Section 424) stock of the company constituting more than ten percent of the total combined voting power of the Company's outstanding stock, or the stock of any Affiliate of the company, shall expire five years from the date of its grant.

                  6.3.3 GRANT DATE. If an ISO is granted in anticipation of employment as provided in Section 5(d), the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.



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                  6.3.4    DISQUALIFYING DISPOSITIONS. If stock acquired by
exercise of an ISO granted pursuant to this Plan is disposed of within two years from the date of grant of the ISO or within one year after the transfer of the stock to the optionee, the holder of the stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may require. Such holder shall pay to the Company any withholding and employment taxes which the Company in its sole discretion deems applicable to such disposition. Any disposition not in accordance with this
Section 6.3.4. shall be void and of no effect. The Company may instruct its stock transfer agent by appropriate means, including placement of legends on stock certificates, not to transfer stock acquired by exercise of an ISO unless it has been advised by the Company that the requirements of this Section 6.3.4 have been satisfied.

                  6.3.5 VESTING. Notwithstanding any other provision of this Plan, ISOs granted under all incentive stock option plans of the Company and its subsidiaries may not "vest" for more than $100,000 in fair market value of stock (measured on the grant dates(s)) in any calendar year, unless otherwise provided by the Administrator. For purposes of the preceding sentence, an option "vests" when it first becomes exercisable. If, by their terms, such ISOs taken together would vest to a greater extent in a calendar year, and unless otherwise provided by the Administrator, the vesting limitation described above shall be applied by deferring the exercisability of those ISOs or portions of ISOs which have the highest per share exercise prices; but in no event shall more than $100,000 in fair market value of stock (measured on the grant date(s)) vest in any calendar year. The ISOs or portions of ISOs whose exercisability is so deferred shall become exercisable on the first day of the first subsequent calendar year during which they may be exercised, as determined by applying these same principles and all other provisions of this Plan including those relating to the expiration and termination of ISOs. In no event, however, will the operation of this Section
6.3.5 cause an ISO to vest before its terms or, having vested, cease to be vested.

7.       MANNER OF EXERCISE

         An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the Chief Financial Officer of the Company, accompanied by an executed stock purchase agreement in form and substance satisfactory to the Company and by payment of the exercise price as provided in Section 6.1.7. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such Option was exercised. Promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or the person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or transferee of an


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Option shall not have any privileges as shareholder with respect to any stock covered by the Option until the date of issuance of a stock certificate.

8.       DEFINITIONS RELATING TO SARS

         For purposes of this Plan, the following items shall have the following meanings:

         8.1 FMV PER SHARE. The term "FMV per Share" shall mean, for the day or period with respect to which the FMV per Share is being determined, the fair market value of the Common Stock determined in accordance with the provisions of Section 6.1.12.

         8.2 RELATED RIGHT. The term "Related Right" shall mean an option with respect to which a SAR is granted.

         8.3 SAR HOLDER. The term "SAR Holder" shall mean a person holding an option to acquire shares of Common Stock to whom a SAR is granted pursuant to this Plan.

         8.4 SAR SPREAD. The term "SAR Spread" shall mean an amount (rounded to the nearest whole dollar) equal to the product computed by multiplying (a) the excess of (i) if the SAR may only be exercised during the Window Period under Section 9.6 below, then the highest FMV per Share on any day during the Window Period, and if exercise of the SAR is not so limited under
Section 9.6 below, then the FMV per Share on the date the SAR is exercised, over
(ii) the exercise price per share of Common Stock at which the Related Right is exercisable, or in the case of a SAR granted without reference to a Related Right, such other price as the Administrator establishes at the time the SAR is granted, by (b) the number of shares of Common Stock with respect to which a SAR is being exercised.

         8.5 WINDOW PERIOD. The term "Window Period" shall mean the periods specified in Rule 16b-3(e)(3), or any successor rule, within which a SAR must be exercised in order to be exempt from the operation of Section 16(b) of the Exchange Act by virtue of paragraph (e) of Rule 16b-3 or any successor provision. This period is, as of the date of this Plan, between the third and twelfth business days following release by the Company of quarterly or annual summary statements of sales and earnings.

9.       STOCK APPRECIATION RIGHTS

         9.1 GRANT OF SAR. The Administrator may, in the exercise of the Administrator's discretion, grant SARs to eligible employees. A SAR may be granted either (i) with respect to shares of Common Stock subject to a Related Right held by the SAR Holder, whether or not the Related Right is an Option granted pursuant to this Plan, or (ii) without reference to any Related Right. If a Related Right is an ISO, a SAR granted with respect to such Related Right may be granted only at the time of grant of the related ISO, but if the Related Right is a non-qualified option, the SAR may be granted either simultaneously with the grant of the related non-qualified option, or may be granted at any time during the term of such related non-qualified option, whether or not the option is a NQO granted pursuant to this Plan or a previously or subsequently granted non-qualified option not granted pursuant to this Plan, and whether or not the option is granted pursuant to a "plan" within the meaning of Rule 16b-3. Notwithstanding any other provision of the Plan, the Administrator shall have sole discretion to specify a maximum limitation on the amount of the SAR Spread, to determine the time at which any SAR otherwise exercisable may be exercised, to determine whether upon exercise of a SAR the SAR Holder may receive cash or stock as provided in Sections 9.9 and 9.10 below or may elect to receive either cash or stock, to establish a price other than the exercise price of shares subject to a Related Right as a basis for determining the amount of the SAR Spread, and to grant any SAR subject to such additional terms and conditions as are consistent with the provisions of this Plan.

         9.2 CHANGES IN CAPITAL STRUCTURE. If, by virtue of any event described in Section 6.1.1, an adjustment is made to a Related Right held by a SAR Holder, then the number of shares covered by the SAR shall also be adjusted accordingly.

         9.3 CORPORATE TRANSACTIONS. Subject to Section 9.4, new SARs may be substituted for the SARs granted under this Plan, or the Company's obligations as to options outstanding under this Plan may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved and which the Administrator determines, in its absolute discretion, would materially alter the structure of the Company or its ownership. Notwithstanding the foregoing or the provisions of Section 9.2, if such employer corporation, or parent or subsidiary of such employer corporation, does not substitute new SARs for, and substantially equivalent to, the SARs granted hereunder, or assume the SARs granted hereunder, or if there is no employer corporation, or if the Administrator determines, in its sole discretion, that SARs outstanding under this Plan should not then continue to be outstanding, (A) upon dissolution or liquidation of the Company, or similar occurrence, or (B) upon any merger, consolidation, acquisition, separation, or similar occurrence, where the Company, will not in economic substance be the surviving corporation; provided, however, that each SAR Holder shall be mailed notice at least 15 days prior to such dissolution, liquidation, merger, consolidation, acquisition, separation, or similar occurrence, and shall have at least 10 days after the mailing of such notice to exercise any unexpired SARs granted hereunder to the extent such SARs are then exercisable.

         9.4 CHANGE OF CONTROL. In the event of a "Change of Control" as defined in Section 6.1.3, the Administrator may in its discretion determine that all SARs granted under this plan, except for SARs held by SAR Holders who are subject to Section 16, shall become exercisable at the same time that Options become exercisable pursuant to Section 6.1.3.

         9.5 SAR GRANT DATE. Except in the case of advance approvals described in Section 5.3, the date of grant of a SAR under this Plan shall be the date as of which the Administrator approves the grant.

         9.6 TIME OF SAR EXERCISE. A SAR shall generally be exercisable six months from the date of grant of the SAR and shall be exercisable in whole or in part. Any election by a SAR Holder to receive cash in full or partial settlement of a SAR, as well as any exercise by the SAR Holder of a SAR for such cash, shall be made only during the Window Period. Where a SAR is granted with respect to a Related Right, unless the written agreement pursuant to which the SAR is granted otherwise provides, the SAR may be exercised only to the extent to which the Related Right is exercisable and the shares covered by the Related Right are not covered by any right of repurchase. Except as otherwise provided in Section 9.7, a SAR may be exercised immediately in the event of the death or permanent disability of the SAR Holder.

         9.7 EFFECT ON RELATED RIGHT; TERMINATION OF SAR. If a SAR granted with respect to a Related Right is exercised, the Related Right shall cease to be exercisable and shall be canceled to the extent of the number of shares with respect to which the SAR was exercised. The Company and the SAR Holder shall take such actions and execute such documents as may be necessary or appropriate to reflect such cancellation. Upon the exercise or termination of a Related Right, SARs granted with respect thereto shall terminate to the extent of the number of shares as to which the Related Right was exercised or terminated. Upon the death or permanent disability of the SAR Holder, the SAR shall be exercisable only by the SAR Holder's personal representative or any other person who acquires the SAR Holder's right by will or the applicable laws of descent and distribution and, in the case of a SAR granted with respect to a Related Right, only to the extent to which the Related Right is then exercisable.

         9.8 NONASSIGNABILITY OF SARS. No SAR granted under this Plan shall be assignable or otherwise transferable by the SAR Holder except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the life of the SAR Holder, a SAR shall be exercisable only by the SAR Holder or the SAR Holder's guardian or legal representative or by the optionee's transferee pursuant to a qualified domestic relations order.

         9.9 MANNER OF EXERCISE; ELECTION TO RECEIVE CASH OR STOCK. A SAR Holder wishing to exercise a SAR shall (i) give written notice to the Company at its principal executive office, to the attention of the Secretary of the Company, specifying the number of shares of Common Stock with respect to which the SAR Holder is exercising the SAR and if under the terms of the SAR the SAR Holder may elect to receive either cash, stock, or a combination of cash and stock upon exercise of the SAR, stating the manner in which the SAR Holder has elected to receive payment upon exercise; (ii) deliver to the Company such written representations, warranties, and covenants as the Company may reasonably require; and (iii) if so requested by the Company, deliver to the Chief Financial Officer of the Company any written agreement that the Company may reasonably require relating to the SAR being exercised or pertaining to the Related Right. The date the Company receives all of the instruments referred to in the preceding sentence shall be considered as the date upon which the SAR was exercised. A SAR Holder who receives stock upon exercise of a SAR shall not have any privileges as a stockholder with respect to any such shares of stock until the date of issuance of a stock certificate.

         9.10 EXERCISE OF SARS; MARKET PRICE. Upon the exercise of a SAR, the SAR Holder shall be entitled to receive one of the following kinds of payments:

                           a) that number of whole shares of Common Stock equal to the number computed by dividing the SAR Spread by the highest FMV per Share during the Window Period in which the SAR was exercised and an amount of cash equal to the highest FMV per Share during the Window Period in which the SAR was exercised multiplied by the fraction (if any) of a share of Common Stock not so issued (such payment to be in lieu of issuance of fractional shares); or

                           b)       An amount in cash equal to the SAR Spread;
         or

                           c) A combination of cash and whole shares of Common Stock (the combined value of which, however, shall not exceed the SAR Spread) in the respective amounts specified in the SAR Holder's notice of exercise.

Notwithstanding any other provision of this Section 9, if the terms of a SAR entitle the SAR Holder to elect upon exercise of the SAR whether to receive cash in full or partial settlement of the SAR, then the Administrator shall have sole discretion to consent to or disapprove such election ("Cash Election"). Such consent or disapproval may be given at any time after the Cash Election to which it relates. If the Administrator shall disapprove a Cash Election, the exercise of the SAR with respect to which the Cash Election was made shall be of no effect but shall be without prejudice to the right of the SAR Holder to exercise the SAR in the future in accordance with its terms.


         9.11 WITHHOLDING AND EMPLOYMENT TAXES. At the time of exercise of a SAR, the SAR Holder shall remit to the Company in cash all applicable federal and state withholding and employment taxes, and the Administrator may, in its sole discretion, reduce the amount paid to a SAR Holder upon exercise of the SAR by such amount. The Administrator may, in the exercise of its sole discretion, permit a SAR Holder to pay some or all of such taxes by means of a promissory note on such terms as the Administrator deems appropriate.

10.      EMPLOYMENT RELATIONSHIP

         Nothing in this Plan or any Option or SAR granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's employment or status as a director at any time, nor confer upon any optionee or SAR Holder any right to continue in the employ of, or as a director of, the Company or any of its Affiliates.

11.      AMENDMENT OR ALTERATION OF PLAN

         The Board may at any time amend, alter, suspend, or discontinue this Plan, except to the extent that shareholder approval is required by applicable law or Rule 16b-3; provided, however, no amendment, alteration, suspension, or discontinuation shall be made that would impair the rights of any grantee, without the grantee's consent, under any Option or SAR theretofore granted. The Board shall have the power to make such changes in this Plan and in the regulations and administrative provisions hereunder or in any outstanding Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Option granted pursuant to this Plan to qualify as an ISO under Section 422 of the Code, subject in all events to the consent of the holder of such Option.

12.      INDEMNIFICATION OF ADMINISTRATOR

         The Company shall indemnify each present and future member of the group constituting the Administrator against, and each member of the group constituting the Administrator shall be entitled without further act on his part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by such person in connection with or arising out of any action, suit, or proceeding to the full extent permitted by the laws of the State of California and by the Bylaws of the Company.

13.      EFFECTIVE DATE OF THIS PLAN

         This Plan shall become effective upon adoption by the Board; provided, however, that if this Plan is not approved within 12 months after its adoption by the Board, by unanimous written consent of the shareholders of the Company or by the shareholders of the Company voting at a validly called shareholders meeting by a majority (or such greater number as may be required by law or applicable governmental regulations or orders) of the shares entitled to vote, then any options exercised pursuant to this Plan shall constitute NQOs and not ISOs, regardless of their status on the date of grant. Options and SARs may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.

Date of Original Board Approval:                               February 7, 1995
Date of Original Stockholder Approval:                          August 15, 1995

PLAN HISTORY

In May, 1995, the Plan was adopted by the Board of Directors, and in August, 1995, the Plan was approved by the shareholders. (The plan was adopted as the successor to the Company's 1985 Stock Option Plan, which had expired in May, 1995.)

In May, 1999, the Board of Directors approved amendments to the Plan (i) increasing the number of shares reserved for issuance, (ii) requiring that the exercise price for all options be at least equal to the fair market value at the time of the grant of the option. The amendments were approved by the shareholders in August 1999.